Exhibit 5.1

[LETTERHEAD OF JONES DAY]

April 15, 2005

Essential Group, Inc.

1325 Tri-State Parkway, Suite 300

Gurnee, Illinois 60031

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Essential Group, Inc., a Delaware corporation (the “Company”), in connection with Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 340,000 shares of Class A Common Stock, par value $0.001 per share, of the Company (the “Common Stock”) to be issued from time to time under the Company’s Amended and Restated 1996 Director Stock Option Plan and the Company’s 1996 Consultants Warrant Stock Plan (collectively, the “Plans”).

In rendering this opinion, we have examined such documents and records and matters of law as we have deemed necessary for purposes of this opinion. Based upon the foregoing and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Common Stock that may be issued pursuant to the Plans is duly authorized and, when issued and delivered in accordance with the terms of the Plans and the agreements contemplated thereunder, against payment of the consideration therefor as provided therein, will be validly issued, fully paid and nonassessable; provided that the consideration received by the Company is at least equal to the stated par value of such shares of Common Stock.

Our examination of matters of law in connection with the opinions expressed herein has been limited to, and accordingly our opinions herein are limited to, the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law. We express no opinion with respect to any other law of the State of Delaware or any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue and sell the Common Stock pursuant to the Plans will be in full force and effect at all times at which such shares of Common Stock are issued or sold by the Company, and the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company to effect registration of the shares of Common Stock to be issued pursuant to the Plans under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ JONES DAY